Exhibit 99.1

INmune Bio, Inc. to Present at the 32nd Annual ROTH Conference on March 17

LA JOLLA, Calif. , March 05, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc., an immunology company developing treatments that harness the patient’s innate immune system to fight disease, today announced that management will present at the 32nd Annual Roth Conference at 8:30 a.m. (PT) on Tuesday, March 17, 2020 and will conduct one-on-one meetings that day.

The conference will be held March 15-17, 2020 at The Ritz Carlton, Laguna Niguel in Orange County, CA. The ROTH Conference, with close to 550 participating companies and over 5,100 attendees, will feature presentations from public and private companies in a variety of sectors.

Management will be available for one-on-one meetings. For more information about the conference or to schedule a one-on-one meeting with management, please contact inmb@haydenir.com.

About INmune Bio, Inc.

INmune Bio, Inc.  is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Innate Immune Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™ and XPro1595 are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara, Hayden IR
(646) 755-7412
james@haydenir.com

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